UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 23, 2015

BONE BIOLOGICS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-53078	42-1743430
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

321 Columbus Ave. Boston, MA	02116
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (732) 661-2224

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Effective December 23, 2015, Bone Biologics Corporation (the “Company”) entered into the Ninth Amendment to the License Agreement (the “Ninth Amendment”) with The Regents of the University of California (the “Regents”). Under the License Agreement, as amended, the Company is responsible for the development and commercialization for Nell-1 (the “Licensed Product”). The Licensed Product is a recombinant human protein growth factor that is essential for normal bone development. Under the terms of the License Agreement, the Regents have granted the Company exclusive rights to develop and commercialize the Licensed Product for use in spinal fusions.

Among other things, the Ninth Amendment amends the definition of Field of Use for the Licensed Products, increases the percentage of any sublicense income payable to the Regents, amends the amount and nature of milestone payments, provides for a cash milestone payment upon the earlier to occur of a Change of Control of the Company or a Payment Election by the Regents (as such terms are defined in the Ninth Amendment), changes the provisions regarding minimum royalties, modifies the provisions with respect to the right of the Regents to terminate the License Agreement or reduce the exclusive grant to a non-exclusive license, and adds certain progress reports that the Company is required to furnish.

The Ninth Amendment will become void if the Company fails to close a financing of at least $5,000,000 before February 29, 2016.

The foregoing description of the Ninth Amendment does not purport to be complete, and is qualified in its entirety by reference to the full text of the Ninth Amendment, which is filed as an exhibit to this report and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

There is filed as part of this report the exhibit listed on the accompanying Index to Exhibits, which information is incorporated herein by reference.

Exhibit No.	Description

10.1	Ninth Amendment, dated December 22, 2015, by and between the Company and The Regents of the University of California

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 30, 2015	Bone Biologics Corporation

	By:	/s/ STEPHEN R. LANEVE
	Name:	Stephen R. LaNeve
	Title:	Chief Executive Officer

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Index to Exhibits

Exhibit No.	Description

10.1	Ninth Amendment, dated December 22, 2015, by and between the Company and The Regents of the University of California

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